EXHIBIT 1.02

EXECUTION COPY

AMBAC FINANCIAL GROUP, INC.

(a Delaware corporation)

TERMS AGREEMENT

February 7, 2007

To:	Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Ladies and Gentlemen:

We understand that Ambac Financial Group, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”) up to $400,000,000 aggregate principal amount of its Directly-Issued Subordinated Capital Securities (the “DISCSSM” and, for purposes of the Underwriting Agreement, dated February 7, 2007 (the “Underwriting Agreement”), the terms of which are incorporated herein by reference, are also referred to as the “Underwritten Securities”). The DISCS will be issued by the Company pursuant to an Indenture, to be dated as of February 12, 2007 between the Company and The Bank of New York, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by the First Supplemental Indenture, to be dated as of February 12, 2007 between the Company and the Trustee (together with the Base Indenture, the “Indenture”). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters offer to purchase, severally and not jointly, the principal amount of Underwritten Securities set forth opposite their names in Schedule I hereto at the purchase price set forth such Schedule I.

The Underwritten Securities shall have the terms that are further described in the final term sheet specified in Schedule II hereto. For purposes of this Terms Agreement only, the “Applicable Time” is 5:05 p.m. (Eastern time) on the date of this Terms Agreement. For purposes of this Terms Agreement only, the “Closing Date” is 10:00 AM (Eastern time) on February 12, 2007.

Notices to the Underwriters shall be directed to the Representatives c/o Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel.

DISCSSM is a service mark of Citigroup Global Markets Inc. Citigroup Global Markets Inc. has applied for patent protection for certain aspects of the DISCSSM structure described in the prospectus supplement.

All of the provisions contained in the Underwriting Agreement are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in the Underwriting Agreement are used herein as therein defined.

For a period of 30 days after the date of this Terms Agreement, neither the Company, nor any of its subsidiaries or other affiliates over which the Company exercises management or voting control, nor any person acting on their behalf will, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell or otherwise dispose of any securities that are substantially similar to the DISCS.

This Terms Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such State.

If the foregoing is in accordance with your understanding of the agreement among the Underwriters and the Company, please sign and return to the undersigned a counterpart hereof, whereupon this instrument, along with all counterparts and together with the Underwriting Agreement, shall be a binding agreement among the Underwriters named herein and the Company in accordance with its terms and the terms of the Underwriting Agreement.

This document may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

Very truly yours,

Citigroup Global Markets Inc.

By:	/s/ Meir Lewis
Authorized Signatory

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

J.P. Morgan Securities Inc.

By:	/s/ John Purcell
Authorized Signatory

Acting on behalf of itself and as Representative of the other named Underwriters.

Accepted:

AMBAC FINANCIAL GROUP, INC.

By	/s/ David Trick
Name: David Trick
Title: Managing Director and Treasurer

SCHEDULE I

TO TERMS AGREEMENT

Underwriter	Principal Amount of Underwritten Securities
Citigroup Global Markets Inc.	$140,000,000
Goldman, Sachs & Co.	80,000,000
J.P. Morgan Securities Inc.	80,000,000
HSBC Securities (USA) Inc.	20,000,000
Lehman Brothers Inc.	20,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,000,000
UBS Securities LLC	20,000,000
Wachovia Capital Markets, LLC	20,000,000

Total	$400,000,000

SCHEDULE II

TO TERMS AGREEMENT

Materials other than the Base Prospectus and the Preliminary Prospectus used most recently prior to the Execution Time that comprise the Disclosure Package:

Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333- 131888

AMBAC FINANCIAL GROUP, INC.

FINAL TERM SHEET

Issuer:	Ambac Financial Group, Inc. (Ticker: ABK)
Title of Security:	Directly-Issued Subordinated Capital SecuritiesSM (“DISCS”)
Scheduled Maturity Date:	February 15, 2037 or, if such date is not a business day, the following business day.
Principal Amount:	$400,000,000
Final Maturity Date:	February 7, 2087 or, if such date is not a business day, the following business day.
Interest Rates:	6.15% per annum until the Scheduled Maturity Date and One-month LIBOR + 183.5 bp per annum thereafter until the Final Maturity Date, unless redeemed or repaid earlier.
Interest Payment Dates:	15th of each February and August until the Scheduled Maturity Date and monthly thereafter until the Final Maturity Date, unless redeemed or repaid earlier.
First Interest Payment Date:	August 15, 2007
Trade Date:	February 7, 2007
Settlement Date (T+3):	February 12, 2007
Applicable Spread for the Purposes of Calculating Redemption Price:	+ 50 bp if the redemption is within 90 days after the occurrence of a tax event or rating agency event, and + 20 bp in other cases.
Benchmark:	UST 4.50% due February 15, 2036
Benchmark Yield:	4.849%
Reoffer Spread:	+ 135 bp
Reoffer Yield:	6.199%
Price to Public:	99.335%
CUSIP:	023139AF5
Expected Ratings:	Aa3 by Moody’s Investors Services, A+ by Standard & Poor’s. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

DISCSSM is a service mark of Citigroup Global Markets Inc. Citigroup Global Markets Inc. has applied for patent protection for the DISCSSM structure described in the related prospectus.

Joint Book-Runner and Sole Structuring Advisor:	Citigroup Global Markets Inc.

Joint Book-Runners:	Goldman, Sachs & Co. J.P. Morgan Securities Inc.

Co-Managers:	HSBC Securities (USA) Inc. Lehman Brothers Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC Wachovia Capital Markets, LLC

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.